EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Restricted Stock Units and Performance Share Units of Nomura Holdings, Inc. for the Performance Year Ended March 31, 2024 of our reports dated June 28, 2023, except for the effects of the restatement disclosed in “Restatement of historical annual consolidated financial statements” within Note 1, as to which the date is April 12, 2024, with respect to the consolidated financial statements of Nomura Holdings, Inc., and our report dated June 28, 2023, except for the effect of the material weakness described in the third paragraph, as to which the date is April 12, 2024, with respect to the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in its Annual Report (Form 20-F/A) for the year ended March 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

May 23, 2024